Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to the Registration Statement on Form N-14 of our report dated March 5, 2026, relating to the consolidated financial statements of BC Partners Lending Corporation appearing in the Annual Report on Form 10-K of BC Partners Lending Corporation (“BCPL”) for the year ended December 31, 2025. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Senior Securities of BCPL” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2026